Exhibit 99

December 6, 2012

To:	Directors and Executive Officers of OMNOVA Solutions Inc.

From:	Kristine C. Syrvalin

Important Notice of Blackout Period to Directors and Executive Officers of

OMNOVA Solutions Inc.

Federal securities laws require us to send you a notice whenever restrictions are imposed on your trading in shares of OMNOVA Solutions Inc. (including derivatives) due to a blackout of the OMNOVA Solutions Retirement Savings Plan (the “Plan”) that lasts for a period of more than three consecutive business days. A Plan blackout is necessary to change the Plan administrator from PNC Vested Interest to Fidelity Investments. The blackout period will begin at 4:00p.m. Eastern Time on December 21, 2012 and end during the week of January 20, 2013. During the blackout period, Plan participants will be unable to change future contribution rates or how future contributions will be invested, request an exchange (transfer) between investment options, including with respect to the OMNOVA stock fund, or check account balances.

Federal securities laws provide that, during the blackout period, all directors and executive officers are prohibited from purchasing, selling or otherwise acquiring or transferring any shares of common stock of OMNOVA Solutions Inc. (including exercising stock options) or any derivatives of our common stock, regardless of whether the director or executive officer participates in the Plan. As a director or executive officer, these prohibitions apply to you and to members of your immediate family who share your household, as well as to trusts, corporations and other entities whose share ownership may be attributed to you. While several narrow exceptions to this prohibition exist, you should not engage in any transaction without first confirming whether an exception is available.

Although the blackout period falls during a period in which your trading is already restricted under our trading window policy, we are required to provide you with this notice in order to comply with federal securities laws.

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

If you have questions regarding the blackout period, including when it has started or ended, please do not hesitate to contact me at 330-869-4256 or by mail at OMNOVA Solutions Inc., 175 Ghent Rd., Fairlawn, Ohio 44333.